Exhibit 99.1

MARCH 15, 2013

Dear Peter:

On behalf of the full Board of Directors, I would like to remind you that the Board remains open to consider adding two independent candidates from Starboard’s slate and, to that end we would like to interview four of Starboard’s nominees: Tudor Brown, George Cwynar, George Riedel, and Don Stout. We believe this would be a reasonable solution that balances Starboard’s rights as a stockholder with the rights of our other stockholders.

In your letter dated March 6, 2013, you state that you believe interviewing such candidates would be premature in the absence of an agreement between us. To be clear, we are willing to add two of these candidates to our slate as part of a customary agreement ending the proxy contest, subject to interviewing them, having them fill out our standard D&O Questionnaire and determining their independence. We are also willing, if you prefer, to enter into such agreement first and then conduct the necessary and appropriate process steps outlined above. The addition of two Starboard nominees would mean that four new independent board members would have been added since August 29, 2012.

We hope you will see this as our Board of Directors intends it: a genuine effort to put this controversy behind us and work together, constructively, to build stockholder value for all stockholders of the company. We look forward to your favorable response. We would expect that you could give us a reasonably prompt response to our offer.

Sincerely,

/s/ David C. Nagel

David C. Nagel, Ph.D.

Chair of the Nominating Committee, Tessera Technologies, Inc.

Additional Information and Where to Find It

Tessera Technologies, Inc. (the “Company”), its directors and certain executive officers and employees may become participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting (the “2013 Proxy Statement”).

Robert J. Boehlke, Richard S. Hill, David C. Nagel, Timothy J. Stultz, Anthony J. Tether, and Robert A. Young, all of whom are members of the Company’s Board of Directors, and C. Richard Neely, Jr., Executive Vice

President and Chief Financial Officer, Bernard J. Cassidy, Executive Vice President, General Counsel and Secretary and Moriah C. Shilton, Senior Director, Investor Relations, may become participants in the Company’s solicitation. Information regarding the Company’s directors’ and executive officers’ respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2012 annual meeting of stockholders. No other participants own in excess of 1% of the Company’s common stock. Additional information regarding the interests of such participants will be included in the 2013 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2013 Proxy Statement with the SEC, the Company will mail the definitive 2013 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2013 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://ir.tessera.com/sec.cfm) or by writing to the Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, California 95134.

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